Exhibit 99.1

BIOLASE REPORTS 2017 SECOND QUARTER AND SIX-MONTH RESULTS

IRVINE, CA (August 7, 2017) - BIOLASE, Inc. (NASDAQ:BIOL), the global leader in dental lasers, today reported its financial results for its second quarter and six months ended June 30, 2017.

Waterlase Express™ placements continued to ramp up following its February launch; however, overall revenue fell short of internal expectations and declined when compared to the 2016 second quarter. This was due in part to nearly $400,000 of OEM imaging backorders at quarter’s end, a year-over-year decline in current customer upgrade revenue and a lower price point for Waterlase Express.  Last year’s second quarter also included a large shipment of Epic lasers to a Dental Service Organization (DSO) which did not repeat this year. Second quarter 2017 revenue increased 16% from $10.9 million in this year’s first quarter.

2017 Second Quarter key metrics with comparisons to 2016 Second Quarter include:

•	Worldwide revenue declined 9% to $12.6 million, which included a 9% decline in the U.S. and an 8% decline internationally, driven by slower laser systems sales
o	Worldwide Waterlase® revenue declined 18%, driven by a 31% decline in the U.S., partially offset by a 6% improvement internationally
o	The international improvement was driven by a 34% increase in Waterlase placements propelled by the launch of Waterlase Express
o	Waterlase Express placements in the U.S. during the second quarter increased from this year’s first quarter
o	Quarterly average selling price of flagship Waterlase® iPlus™ continued to improve
o	Worldwide imaging systems revenue increased 39%, despite an OEM supplier backorder
o	Worldwide consumables and other revenue increased 19%
o	Worldwide services revenue increased 2%
•	Restructured the sales team, including the initiation of an enhanced training and development program for field-based sales leaders and each U.S. sales representative
•	Successfully completed a $10.5 million private placement in April
•

In August 2017, further streamlined operations, reducing payroll-related and consulting-related expenses by approximately $2.5 million on an annualized basis and reducing planned discretionary spending for the remainder of 2017 and 2018

President and CEO Harold C. Flynn, Jr. said, “Clearly, revenue in this year’s second quarter was not what we had planned, even in light of previous commentary regarding ‘unevenness.’ Last year’s second quarter revenue growth was strong, bolstered by current customer upgrades and a large shipment of Epic lasers to a DSO. That makes it a difficult year-over-year comparison, but that is no excuse as our expectation was for a higher ramp of sales of new products to compensate. As noted earlier, we have taken immediate steps to strengthen and reorganize our sales organization. We need to get much better at selling the value of our laser technology as a solution that effectively addresses the everyday challenges of modern dentistry. Not only does our expanded portfolio of laser dentistry solutions provide better outcomes for the patient, but it also helps dentists build a sustainable and thriving practice with higher efficiency and production. We have also taken steps necessary to cut our operating costs to get to cash flow breakeven sooner and lower the quarterly revenue required to do so.

“While we are not satisfied with the steepness, I am pleased that we saw a positive ramp in sales and individual customer reception of the Waterlase Express laser and that it continued to facilitate conversations that resulted in upselling to additional flagship Waterlase iPlus systems,” Flynn added. “It’s a brilliant example of a laser technology solution that is winning us new customers and newcomers to laser dentistry. We believe Waterlase Express is the simplest and most elegant laser tool ever designed for dentistry and a great example of our product innovation capabilities.

BIOLASE Reports 2017 Second Quarter and Six-Month Results

“We know what we need to do, and we are getting after it. Our technology continues to prove its value case-by-case, practice-by-practice, but we must generate higher demand, better convey the value more broadly and educate the clinicians.  We are convinced we will be successful transforming BIOLASE into a growing and profitable enterprise. While it will take some time, we have a great sense of urgency to accelerate our progress.”

2017 Second Quarter Financial Results

Net Revenue. Net revenue for the second quarter of 2017 was $12.6 million, as compared to net revenue of $13.8 million for the second quarter of 2016. The quarter-over-quarter decrease of 9% was driven by decreases in worldwide laser systems sales and license fees and royalty revenue, partially offset by increased worldwide imaging revenue, consumables and other revenue, and services revenue.

Net revenue for the six months ended June 30, 2017 was $23.5 million, as compared to net revenue of $24.8 million for the six months ended June 30, 2016. The year-over-year decrease of 5% was driven by decreases in worldwide laser systems sales and license fees and royalty revenue, partially offset by increased worldwide imaging revenue, consumables and other revenue, and services revenue.

Gross Profit. Gross profit typically fluctuates with product and regional mix, selling prices, product costs and revenue levels. Gross profit as a percentage of revenue for the second quarter of 2017 was 37%, as compared to 41% in the second quarter of 2016. Gross profit as a percentage of revenue for the six months ended June 30, 2017 was 37%, as compared to 38% for the six months ended June 30, 2016. The declines in gross profit as a percentage of revenue for the second quarter and first half of 2017, as compared to the second quarter and first half of 2016, reflected an increase in imaging revenue, which typically has lower product distribution margins, as well as a change in international product mix.

Operating Expenses. Total operating expenses for the second quarter of 2017 were $9.2 million, as compared to $9.0 million for the second quarter of 2016. Within operating expenses, sales and marketing expenses increased by $46,000, primarily due to higher convention related expenses, and general and administrative expenses increased by $185,000, primarily due to increased provision for doubtful accounts. These increases were partially offset by a $90,000 decrease in engineering and development expenses, primarily due to a decrease in payroll and consulting related expenses.

Total operating expenses for the first half of 2017 were $17.2 million, as compared to $17.0 million for the first half of 2016. Within operating expenses, sales and marketing expenses increased by $426,000, primarily due to higher convention related and media, advertising, and printing expenses, and general and administrative expenses increased by $334,000, primarily due to increased patent fees and increased payroll and consulting-related expenses. These increases were partially offset by a $547,000 decrease in engineering and development expenses, primarily due to a decrease in payroll and consulting related expenses and operating supplies.

Net Loss and Net loss per share attributable to common shareholders. Net loss for the second quarter of 2017 was $4.3 million, or a $0.06 loss per share, compared to a net loss of $3.5 million, or a $0.06 loss per share, for the second quarter of 2016. Net loss attributable to common shareholders for the second quarter of 2017, which includes a deemed dividend on convertible preferred stock of $4.0 million, was $8.3 million, or a $0.12 loss per share, as compared to a net loss attributable to common shareholders of $3.5 million, or a $0.06 loss per share, for the second quarter of 2016. The increase in net loss was primarily attributable to a $952,000 reduction in gross profit and a $141,000 increase in total operating expenses, partially offset by a $343,000 increase in gain on foreign currency transactions. After adding back net interest income of $10,000, removing the income tax provision of $36,000, removing the non-cash depreciation and amortization expenses of $287,000 and removing the non-cash stock-based compensation of $761,000, the non-GAAP net loss for the second quarter of 2017 totaled $3.2 million, or a loss of $0.06 per share, compared with a non-GAAP net loss of $2.3 million, or a loss of $0.04 per share, during the second quarter of 2016.

Net loss for the first half of 2017 was $8.4 million, or a $0.12 loss per share, as compared to a net loss of $7.8 million, or a $0.13 loss per share, for the first half of 2016. Net loss attributable to common shareholders for the first half of 2017, which includes a deemed dividend on convertible preferred stock of $4.0 million, was $12.4 million, or an $0.18 loss per share, as compared to a net loss attributable to common shareholders of $7.8 million, or a $0.13 loss per share, for the first half of 2016. The $599,000 increase in net loss was due to a $643,000 reduction in gross profit and a $213,000 increase in total operating expenses, partially offset by a $271,000 increase in gain on foreign currency

BIOLASE Reports 2017 Second Quarter and Six-Month Results

transactions. After adding back net interest income of $19,000, removing the income tax provision of $76,000, removing the non-cash depreciation and amortization expenses of $577,000 and removing the non-cash stock-based compensation of $1.1 million, the non-GAAP net loss for the first half of 2017 totaled $6.6 million, or a loss of $0.10 per share, compared with a non-GAAP net loss of $5.5 million, or a loss of $0.10 per share, for the first half of 2016.

Liquidity and Capital Resources

As of June 30, 2017, BIOLASE had approximately $18.8 million in working capital.  Cash and restricted cash equivalents at the end of the second quarter of 2017 were $8.2 million, as compared to $9.2 million on December 31, 2016.  Net accounts receivable totaled $9.8 million at June 30, 2017, as compared to $9.8 million at December 31, 2016.

Conference Call
As previously announced, BIOLASE will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the second quarter of 2017, and to answer questions. To listen to the conference call live via telephone, dial 1-877-407-4019 from the U.S. or, for international callers, dial 1-201-689-8337, approximately 10 minutes before the start time. To listen to the conference call live via the Internet, visit the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE, Inc.

BIOLASE, Inc. is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine and also markets, sells, and distributes dental imaging equipment, including cone beam digital x-rays and CAD/CAM intra-oral scanners. BIOLASE’s products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE’s proprietary laser products incorporate approximately 210 patented and 90 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times.  BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients.  BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment.  BIOLASE has sold over 34,900 laser systems to date in over 90 countries around the world.  Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer markets.

For updates and information on Waterlase® iPlus™ and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, LinkedIn at www.linkedin.com/company/biolase, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and Waterlase® are registered trademarks of BIOLASE, Inc.

For further information, please contact:

BIOLASE, Inc.

Harold C. Flynn, Jr.

President and Chief Executive Officer

hflynn@biolase.com

888-424-6527

DresnerAllenCaron

Mike Mason (Investors)

mmason@dresnerallencaron.com

212-691-8087

Rene Caron (Investors)

rcaron@dresnerallencaron.com

Len Hall (Media)

lhall@dresnerallencaron.com

949-474-4300

BIOLASE Reports 2017 Second Quarter and Six-Month Results

BIOLASE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2017	2016	2017	2016
Products and services revenue	$12,580	$13,755	$23,422	$24,734
License fees and royalty revenue	32	55	64	86
Net revenue	12,612	13,810	23,486	24,820
Cost of revenue	7,908	8,154	14,829	15,520
Gross profit	4,704	5,656	8,657	9,300
Operating expenses:
Sales and marketing	4,534	4,488	8,718	8,292
General and administrative	2,840	2,655	5,256	4,922
Engineering and development	1,810	1,900	3,239	3,786
Total operating expenses	9,184	9,043	17,213	17,000
Loss from operations	(4,480)	(3,387)	(8,556)	(7,700)
Gain (loss) on foreign currency transactions	217	(126)	216	(55)
Interest income, net	10	17	19	34
Non-operating income, net	227	(109)	235	(21)
Loss before income tax provision	(4,253)	(3,496)	(8,321)	(7,721)
Income tax provision	36	37	76	77
Net loss	$(4,289)	$(3,533)	$(8,397)	$(7,798)
Deemed dividend on convertible preferred stock	(3,978)	—	(3,978)	—
Net loss attributable to common stockholders	$(8,267)	$(3,533)	$(12,375)	$(7,798)

Net loss attributable to common stockholders per share:
Basic	$(0.12)	$(0.06)	$(0.18)	$(0.13)
Diluted	$(0.12)	$(0.06)	$(0.18)	$(0.13)
Shares used in the calculation of net loss per share:
Basic	67,807	58,257	67,696	58,243
Diluted	67,807	58,257	67,696	58,243

BIOLASE Reports 2017 Second Quarter and Six-Month Results

BIOLASE, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands except per share data)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$7,916	$8,924
Restricted cash equivalent	251	251
Accounts receivable, less allowance of $1,264 in 2017 and $1,209 in 2016	9,804	9,784
Inventory, net	15,192	13,523
Prepaid expenses and other current assets	1,287	1,505
Total current assets	34,450	33,987
Property, plant and equipment, net	4,572	4,478
Goodwill	2,926	2,926
Other assets	335	550
Total assets	$42,283	$41,941

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,166	$9,125
Accrued liabilities	4,660	5,778
Customer deposits	125	101
Deferred revenue, current portion	2,663	3,010
Total current liabilities	15,614	18,014
Deferred income taxes, net	828	798
Deferred revenue, long-term	17	23
Warranty accrual, long-term	296	773
Other liabilities, long-term	224	268
Total liabilities	16,979	19,876
Stockholders’ equity:
Preferred stock, par value $0.001	—	—
Common stock, par value $0.001	76	68
Additional paid-in capital	212,640	201,198
Accumulated other comprehensive loss	(689)	(876)
Accumulated deficit	(186,723)	(178,325)
Total stockholders’ equity	25,304	22,065
Total liabilities and stockholders’ equity	$42,283	$41,941

BIOLASE Reports 2017 Second Quarter and Six-Month Results

BIOLASE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended June 30,
	2017	2016
Cash Flows from Operating Activities:
Net loss	$(8,397)	$(7,798)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	577	488
Provision (recovery) for bad debts, net	55	(85)
Provision for inventory excess and obsolescence	225	—
Stock-based compensation	1,140	1,780
Deferred income taxes	30	30
Earned interest income, net	(19)	(33)
Changes in operating assets and liabilities:
Accounts receivable	(55)	(1,968)
Inventory	(1,894)	908
Prepaid expenses and other current assets	433	451
Customer deposits	24	(19)
Accounts payable and accrued liabilities	(2,673)	25
Deferred revenue	(353)	(54)
Net cash and cash equivalents used in operating activities	(10,907)	(6,275)
Cash Flows from Investing Activities:
Purchases of property, plant, and equipment	(637)	(502)
Net cash and cash equivalents used in investing activities	(637)	(502)
Cash Flows from Financing Activities:
Principal payments under capital lease obligation	(86)	(86)
Proceeds from equity offering, net of expenses	10,457	—
Proceeds from exercise of stock options and warrants	3	—
Net cash and cash equivalents provided by (used in) financing activities	10,374	(86)
Effect of exchange rate changes	162	41
Decrease in cash and cash equivalents	(1,008)	(6,822)
Cash and cash equivalents, beginning of period	8,924	11,699
Cash and cash equivalents, end of period	$7,916	$4,877
Supplemental cash flow disclosure - Cash Paid:
Interest paid	$1	$2
Income taxes paid	$137	$48
Supplemental cash flow disclosure - Non-cash:
Accrued capital expenditures and tenant improvement allowance	$158	$102

BIOLASE Reports 2017 Second Quarter and Six-Month Results

Non-GAAP Disclosure

In addition to the financial information prepared in conformity with generally accepted accounting principles in the United States (“GAAP”), this press release includes certain historical non-GAAP financial information.  Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results and that, in some respects, these non-GAAP financial measures are more indicative of the Company’s ongoing core operating performance than their GAAP equivalents.

Non-GAAP net loss is defined as net loss before interest, taxes, depreciation and amortization, and stock-based compensation.  Management uses non-GAAP net loss in its evaluation of the Company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

BIOLASE, INC.
Reconciliation of GAAP Net Loss to Non-GAAP Net Loss
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
GAAP net loss attributable to common stockholders	$(8,267)	$(3,533)	$(12,375)	$(7,798)
Deemed dividend on convertible preferred stock	3,978	—	3,978	—
GAAP net loss	$(4,289)	$(3,533)	$(8,397)	$(7,798)
Adjustments:
Interest income, net	(10)	(17)	(19)	(34)
Income tax provision	36	37	76	77
Depreciation and amortization expense	287	276	577	488
Stock-based compensation	761	946	1,140	1,780
Non-GAAP net loss	$(3,215)	$(2,291)	$(6,623)	$(5,487)

GAAP net loss attributable to common stockholders per share, basic and diluted	$(0.12)	$(0.06)	$(0.18)	$(0.13)
Deemed dividend on convertible preferred stock	0.06	—	0.06	—
GAAP net loss per share, basic and diluted	$(0.06)	$(0.06)	$(0.12)	$(0.13)
Adjustments:
Interest income, net	—	—	—	—
Income tax provision	—	—	—	—
Depreciation and amortization expense	—	—	—	—
Stock-based compensation	0.01	0.02	0.02	0.03
Non-GAAP net loss per share, basic and diluted	$(0.05)	$(0.04)	$(0.10)	$(0.10)